SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  Soliciting Material Under Rule
[_]  Confidential, For Use of the              14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials




                           DOLLAR GENERAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

      N/A
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2)   Aggregate number of securities to which transaction applies:

      N/A
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3)   Per unit price or other underlying value of transaction  computed  pursuant to Exchange  Act Rule 0-11 (set forth the amount on which the filing fee is
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[_]  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)   Amount previously paid:

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     4)   Date Filed:

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

                           Dollar General Corporation
                                100 Mission Ridge
                         Goodlettsville, Tennessee 37072

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 3, 2002

     The Annual Meeting of Shareholders (the "Annual Meeting") of Dollar General Corporation (the "Company") will be held at the Goodlettsville City Hall auditorium, 105 South Main Street, Goodlettsville, Tennessee, on June 3, 2002 at 10:00 a.m. local time, for the following purposes:

1. To elect twelve directors to serve until the next Annual Meeting and until their successors are duly elected and qualified; and

2. To ratify the appointment of Ernst & Young LLP as independent accountants for 2002.

     Only shareholders of record at the close of business on April 1, 2002, are entitled to notice of and to vote at the Annual Meeting. Your attention is directed to the proxy statement accompanying this notice for a more complete statement regarding matters to be acted upon at the Annual Meeting.

     Please note our procedures for admission to the Annual Meeting described on page two of the proxy statement. If you are unable to attend the Annual Meeting in Goodlettsville, please join us via live webcast on the Company's Internet site at www.dollargeneral.com. By order of the Board of Directors,

                                       /S/James J. Hagan
                                       -----------------
April 23, 2002                         James J. Hagan
                                       Executive Vice President, Chief Financial
                                       Officer and Secretary


================================================================================
Whether or not you expect to be physically present at the Annual Meeting, please vote your proxy as soon as possible. You may vote your proxy electronically or by phone according to the instructions on the enclosed card, or sign, date and return the enclosed printed proxy card in the enclosed business reply envelope. No postage is necessary if the proxy is mailed within the United States. You may revoke the proxy at any time before it is voted.
================================================================================

                           DOLLAR GENERAL CORPORATION
                                100 Mission Ridge
                        Goodlettsville, Tennessee 37072
                            Telephone (615) 855-4000
                        -------------------------------
                               Proxy Statement for
                         Annual Meeting of Shareholders

     The enclosed proxy is solicited by the Board of Directors of Dollar General Corporation (the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Goodlettsville City Hall auditorium, 105 South Main Street, Goodlettsville, Tennessee on June 3, 2002 at 10:00 a.m. local time, and any adjournment thereof. This proxy material was first mailed to shareholders on or about May 1, 2002.

     The mailing address of the principal executive office of the Company is 100 Mission Ridge, Goodlettsville, Tennessee 37072-2170.

     All valid proxies that are timely received will be voted in accordance with the recommendations of the Board of Directors unless otherwise specified on the proxy. Any shareholder giving a proxy is entitled to revoke it by giving the Secretary of the Company written notice of such revocation at any time before it has been voted or by duly executing a proxy bearing a later date.


     Only holders of the Company's common stock, $0.50 par value per share (the "Common Stock"), of record at the close of business on April 1, 2002 (the "Record Date"), are entitled to vote at the Annual Meeting. On such date, the Company had 332,701,412 issued and outstanding shares of Common Stock, the holders of which are entitled to one vote for each share held.


     Attendance at the Annual Meeting will be limited to shareholders or their proxy holders and the Company's invited guests. If you plan to attend the Annual Meeting, please detach the admission ticket from the enclosed proxy card and bring it with you. If your shares of common stock are held by a broker, bank or other nominee in street name, you must bring a copy of the account statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the meeting. Shareholders without admission tickets will only be admitted to the Annual Meeting upon verification of stock ownership. Photo identification will also be required for admission.


     Throughout this statement, "2001" refers to the Company's fiscal year ended February 1, 2002, "2000" refers to the Company's fiscal year ended February 2, 2001, and "1999" refers to the Company's fiscal year ended January 28, 2000. All share amounts have been adjusted to reflect the effects of all common stock splits declared on or before the Record Date.


                      PROPOSAL NO. 1: ELECTION OF DIRECTORS

     Directors are elected each year to hold office until the next Annual Meeting and until their successors are duly elected and qualified. The current Board of Directors consists of eleven members. At its March 18, 2002, meeting the Board of Directors decided that, effective immediately following the Annual Meeting, the Board will be increased to twelve members. Also at its March 18, 2002 meeting, the Board of Directors appointed James D. Robbins to the Board effective as of the date of the next Board meeting, which meeting was held on April 1, 2002. The Board of Directors has nominated each of the current directors and David L. Bere as nominees to stand for election at the Annual Meeting.

     In the election of directors, pursuant to Tennessee law, each share of Common Stock entitles its holder to cast one vote for each director nominee. Unless contrary instructions are received, the enclosed proxy will be voted in favor of electing the nominees listed below. Each nominee has consented to be a candidate and to serve if elected. While the Board of Directors has no reason to believe any nominee will be unable to accept nomination or election as a director, if such an event should occur, the proxies will be voted with discretionary authority for a substitute or substitutes, as shall be designated by the current Board of Directors.

The nominees for the Board of Directors are
as follows:
                                                           Director
Name                                          Age          Since
----                                          ---          -----
David L. Bere                                 48             --
Dennis C. Bottorff                            57           1998
Barbara L. Bowles                             54           2000
James L. Clayton                              68           1988
Reginald D. Dickson                           55           1993
E. Gordon Gee                                 58           2000
John B. Holland                               69           1988
Barbara M. Knuckles                           54           1995
James D. Robbins                              55           2002
Cal Turner                                    62           1966
David M. Wilds                                61           1991
William S. Wire, II                           70           1989

     Certain information concerning each of the nominees is set forth below:

     Mr. Bere serves as President and Chief Executive Officer and as member of the Board of Directors of Bakery Chef, Inc., a specialty frozen baking company and a wholly-owned subsidiary of Value-Added Bakery Holding Company, a partnership formed by Mr. Bere. From 1996 to 1998, Mr. Bere served as President and Chief Executive Officer of McCain Foods USA, a manufacturer and marketer of frozen foods and a subsidiary of McCain Foods Limited. From 1978 to 1995, Mr. Bere worked for The Quaker Oats Company and served as President of the Breakfast Division from 1992 to 1995 and President of the Golden Grain Division from 1990 to 1995. Mr. Bere currently serves on the Board of Advisors for the Alford Group, Inc., the Board of Trustees of Fuller Theological Seminary, and the Dean's Advisory Council Indiana University - Kelly School of Business.

     Mr. Bottorff currently serves as Chairman of Council Ventures, which position he has held since January 2001. He previously served as Chairman of AmSouth Bancorporation, a bank holding company, and prior to that, as President and Chief Executive Officer of First American Corporation from 1991 to 1999. He was also First American's Chairman from 1995 to 1999. Mr. Bottorff is a director of Ingram Industries, a privately-held provider of wholesale distribution, inland marine transportation and insurance services. He also serves as a director of MEMX, Inc., an optical systems component manufacturer.

     Ms. Bowles currently serves as Chairman and CEO of The Kenwood Group, an equity investment advisory firm that she founded in 1989. She also started The Kenwood Growth and Income Fund in 1996. She previously served as Vice President, Investor Relations of Kraft, Inc. from 1984 to 1989. Ms. Bowles is a director of Black & Decker Corporation, Wisconsin Energy Corporation, Georgia Pacific Corp., and the Chicago Urban League. She is also a trustee of Fisk University.

     Mr. Clayton has served as Chairman of Clayton Homes, Inc. since 1956 and also served as its Chief Executive Officer from 1956 to 1999. Clayton Homes, Inc. manufactures, sells, finances and insures manufactured homes. Mr. Clayton is Chairman and Chief Executive Officer of FSB Bank Shares, Inc., a bank holding company. He is also a Director of Branch Banking and Trust Co. of North Carolina, and Regional Chairman of Branch Banking and Trust Co. of Tennessee. Additionally, Mr. Clayton is a director of Chateau Communities, Inc., a manufactured housing property management real estate investment trust.

     Mr. Dickson has served since 1996 as Chairman of Buford, Dickson, Harper & Sparrow, Inc., Investment Advisors, and as President Emeritus of Inroads, Inc., a non-profit organization supporting minority education. Mr. Dickson served as President and Chief Executive Officer of Inroads, Inc. from 1983 to 1993.

     Dr. Gee has served as Chancellor of Vanderbilt University since 2000. He previously served as President of Brown University from 1998 until 2000, and as President of The Ohio State University from 1990 until 1998. Dr. Gee is a director of The Limited, Inc., Intimate Brands, Inc., Allmerica Financial Corp., Hasbro, Inc., Massey Energy, Inc., and Gaylord Entertainment.

     Mr. Holland served as President and Chief Operating Officer of Fruit of the Loom, Inc., a manufacturer of underwear and other soft goods, from 1976 until his retirement in February 1996, at which time he became a consultant to that corporation. In 1999, Mr. Holland returned to Fruit of the Loom as a director and Executive Vice President, Operations. Fruit of the Loom filed a petition for bankruptcy on December 29, 1999.

     Ms. Knuckles has served as Director of Development and Corporate Relations for North Central College in Naperville, Illinois since 1992. From 1988 to 1992, Ms. Knuckles was a private investor managing several family businesses. She serves as a member of the board of directors of J. R. Short Milling Company, a privately-held specialty corn-milling company, and Harris Bank of Naperville, Illinois. Prior to 1988, Ms. Knuckles served as a Corporate Vice President both for Beatrice Foods, Inc. and for the Wirthlin Worldwide.

     Mr. Robbins served from 1993 until his retirement in 2001 as Managing Partner of the Columbus, Ohio office of PricewaterhouseCoopers L.L.P. Mr. Robbins is a director of Huntington Preferred Capital, Inc., and TEAM Mucho, Inc., and serves as the chairman of each company's audit committee.

     Mr. Turner is the Chairman and Chief Executive Officer of the Company. He joined the Company in 1965 and has held the office of Chief Executive Officer since 1977. Mr. Turner became Chairman of the Board in 1989 and President in 1977.

     Mr. Wilds currently serves as Managing Partner of 1st Avenue Partners, L.P., a private equity partnership, which position he has held since 1998. From 1995 to 1998, Mr. Wilds was President of Nelson Capital Partners III, L.P., a merchant banking company. From 1990 to 1995, Mr. Wilds served as Chairman of the Board of Cumberland Health Systems, Inc., an owner and operator of psychiatric hospitals.

     Mr. Wire served from 1986 until his retirement in 1994 as Chairman of the Board of Genesco, Inc., a manufacturer, wholesaler and retailer of footwear and clothing. Mr. Wire served as Chief Executive Officer of Genesco, Inc. from 1986 to 1993. Mr. Wire is a director of Genesco, Inc.

     COMMITTEES OF THE BOARD. The Company currently has a Corporate Governance and Compensation Committee (the "CGC Committee") and an Audit Committee.

     The CGC Committee consists of Messrs. Bottorff, Gee, Wilds and Wire (Chairman). The CGC Committee reviews and recommends changes in the Company's corporate governance policies and practices, provides advice and assistance regarding corporate compliance matters, reviews the compensation policies of the Company and compensation programs in which officers may participate, develops general criteria concerning the qualifications and selection of Board members and officers, and recommends candidates for such positions to the Board of Directors. The CGC Committee will consider persons recommended by shareholders as potential nominees for directors if the names of such persons are submitted in writing to the chairman of the CGC Committee or the Secretary of the Company (as required by the Company's Bylaws.) A full statement of qualifications and an indication of the person's willingness to serve must accompany the recommendations. The CGC Committee also administers the Company's stock option plans, excluding the 1993 Outside Directors' Plan and the 1995 Outside Directors' Stock Option Plan, which are administered by a Director Compensation Committee made up of the Company's Chief Executive Officer, President and Vice President/Chief Administrative Officer. At least once a year, the CGC Committee specifically reviews the standards of performance of the Chief Executive Officer for compensation purposes. (See "Report of the Executive Compensation and Corporate Governance Committee of the Board of Directors on Executive Compensation"). The CGC Committee met five times during 2001.

     The Audit Committee is composed of Messrs. Clayton, Dickson, Holland (Chairman) and Robbins, and Ms. Bowles and Ms. Knuckles. (Mr. Robbins was elected to the Audit Committee by the Board at its April 1, 2002, meeting.) The functions of the Audit Committee include providing advice and assistance regarding accounting, auditing, and financial reporting practices of the Company. Annually, the Audit Committee recommends to the Board of Directors a firm of independent certified public accountants to serve as auditors. The Audit Committee reviews with the auditors the scope and results of their annual audit, fees in connection with their audit and non-audit services, and the independence of the Company's auditors. (See "Report of the Audit Committee".) The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached as an appendix to the Company's proxy statement for its annual meeting held on February 20, 2002. The Audit Committee met 15 times during 2001.

     The Board of Directors has taken action such that, immediately following the conclusion of the Annual Meeting, a new Compensation Committee will be established and the name of the existing Corporate Governance and Compensation Committee will be changed to the "Nominating and Corporate Governance Committee." The new Compensation Committee will be responsible for reviewing and monitoring the Company's compensation and human resources policies, programs and plans. The Nominating and Corporate Governance Committee will be responsible for corporate governance and related matters, including recommending to the full Board officer and director candidates, and corporate compliance matters. The Board of Directors has determined that Messrs. Clayton, Dickson, and Gee (Chairman) will serve on the Compensation Committee and that Messrs. Bottorff (Chairman), Holland, and Wilds will serve on the Nominating and Corporate Governance Committee.

     During 2001, the Board of Directors held 11 meetings. All directors attended more than 75% of the aggregate number of meetings of the Board and committees on which they serve.

     COMPENSATION OF DIRECTORS. Directors receive a $5,000 quarterly retainer plus $1,250 for attending each regular meeting of the Board of Directors or any committee thereof. Committee chairpersons receive an additional $250 for each committee meeting attended. Compensation for telephonic meetings is one-half the above rates. Directors who are officers of the Company do not receive any separate compensation for attending Board or committee meetings. In addition, the directors who are not employees of the Company are entitled to receive nonqualified options for the purchase of Common Stock pursuant to the Company's 1998 Stock Incentive Plan.

     DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS. A non-employee director may defer all or a part of any fees normally paid by the Company to the director pursuant to a voluntary nonqualified compensation deferral plan. The compensation eligible for deferral includes the annual retainer, meeting and other fees, as well as any per diem compensation for special assignments, earned by a director for his or her service to the Board or one of its committees. The compensation deferred is credited to a liability account, which is then invested at the option of the director, in either an account which mirrors the performance of a fund selected by the CGC Committee, or in a phantom stock account which mirrors the performance of the Common Stock. In accordance with a director's election made at the time of the deferral, the deferred compensation will be paid in a lump sum or in annual installments, or a combination of both upon a director's resignation or termination from the Board. All deferred compensation will be immediately due and payable upon a "change in control" (as defined in the deferred compensation plan) of the Company.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. During 2001, the CGC Committee was comprised of Messrs. Bottorff, Gee, Wilds and Wire. None of these persons was at any time during 2001 an officer or employee of the Company or any subsidiary of the Company. No executive officer of the Company served as a member of a compensation committee or as a director of any entity of which any of the Company's directors served as an executive officer.


                                  VOTE REQUIRED

          The affirmative vote of a plurality of the votes cast by the shareholders entitled to vote at the meeting is required for the election of directors.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                    "FOR" EACH OF THE NOMINEES LISTED ABOVE.
                    -----

               PROPOSAL NO. 2: RATIFICATION OF THE APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The accounting firm of Ernst & Young LLP ("Ernst & Young") has been selected as the independent public accountants for the Company for the fiscal year ending January 31, 2003. Although the selection of accountants does not require ratification, the Board of Directors has directed that the appointment of Ernst & Young be submitted to the shareholders for ratification due to the significance of their appointment by the Company. If the shareholders do not ratify the appointment of Ernst & Young, the Board of Directors will reconsider the appointment of independent accountants. A representative of Ernst & Young will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.



                                  VOTE REQUIRED

          The affirmative vote of a plurality of the votes cast by the shareholders entitled to vote at the meeting is required for the ratification of the appointment of independent accountants.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                                 THIS PROPOSAL.           -----




                               EXECUTIVE OFFICERS

The Company's executive officers as of March 15, 2002, are:
                                                                                                        Executive
                                                                                                        Officer
Name                           Age      Position                                                        Since
----                           ---      --------                                                        -----
Cal Turner                     62       Chairman and Chief Executive Officer                            1966
Donald S. Shaffer              58       President and Chief Operating Officer                           2001
James J. Hagan                 43       Executive Vice President, Chief Financial Officer and           2001
                                        Secretary
Tommy J. Hartshorn             51       Executive Vice President,                                       1992
                                        Merchandising
Stonie R. O'Briant             47       Executive Vice President,                                       1995
                                        Operations
John Bruce Ash                 53       Vice President,                                                 1999
                                        Information and Administrative Services
Melissa J. Buffington          44       Vice President and                                              1999
                                        Chief Administrative Officer
Robert C. Layne                36       Vice President,                                                 2001
                                        Merchandising Support
Robert A. Lewis                40       Vice President,                                                 2001
                                        Controller
Jeffrey R. Sims                51       Vice President,                                                 1999
                                        Distribution
Robert I. Warner               51       Vice President,                                                 1998
                                        General Merchandising Manager

     All executive officers of the Company serve at the pleasure of the Board of Directors, and, in the case of Messrs. Hagan and Shaffer, pursuant to employment agreements. Messrs. Turner, Hartshorn and O'Briant have been employed by the Company as executive officers for more than the past five years.

     The following is a brief summary of the business experience of the executive officers:

     Mr. Turner joined the Company in 1965 and was elected President and Chief Executive Officer in 1977. Mr. Turner has served as Chairman of the Board and Chief Executive Officer since January 1989.

     Mr. Shaffer joined the Company as President and Chief Operating Officer in May 2001. From 2000 to 2001, Mr. Shaffer served as President and Chief Executive Officer of Heilig-Meyers Company, a retailer of home furnishings and bedding, and as its President and Chief Operating Officer from 1999 to 2000. Heilig-Meyers Company filed a petition for bankruptcy on August 16, 2000. From 1997 to 1998, Mr. Shaffer served as Chairman and Chief Executive Officer of Western Auto Supply Company, a wholesaler of automotive parts and a subsidiary of Sears, Roebuck and Co. From 1994 to 1996, Mr. Shaffer served as President and Chief Executive Officer of Sears Canada Inc., a retailer of general merchandise and a majority-owned subsidiary of Sears, Roebuck and Co.

     Mr. Hagan joined the Company as Executive Vice President and Chief Financial Officer in March 2001. From June 2000 through March 2001, Mr. Hagan served as Chief Financial Officer of Central Parking Corporation, a provider of parking and transportation management services. From April 1999 through June 2000, Mr. Hagan served as Executive Vice President and Chief Financial Officer of Saturn Retail Enterprises, an owner/operator of Saturn automobile dealerships and a wholly owned indirect subsidiary of General Motors Corporation. He served as Executive Vice President and Chief Financial Officer of Bruno's Inc., a supermarket operator, from May 1996 through April 1999, which company filed a petition for bankruptcy in January of 1998. Mr. Hagan also previously served as Executive Vice President and Chief Financial Officer of Revco D.S., Inc.

     Mr. Hartshorn was named Executive Vice President, Merchandising in February 2001. Since February 2000, he served as Senior Vice President, Logistics and Merchandising Operations. He joined the Company as Vice President, Operations in 1992 and was named Vice President, Merchandising Operations in 1993. Before joining the Company, he was director of store operations for McCrory/TG&Y, a retailing company, where he held various management positions in operations since 1968.

     Mr. O'Briant was named Executive Vice President, Operations in February 2001. Since February 2000, he served as Executive Vice President, Merchandising. Mr. O'Briant joined the Company in 1991 as Hardlines Merchandise Manager, was named General Merchandise Manager in 1992, Vice President, Merchandising in 1995, and Senior Vice President, Merchandising in 1998. Before joining Dollar General, Mr. O'Briant had 17 years of service with Fred's, Inc., a discount retailer, where he served in a number of executive management positions including Vice President, Hardlines, Vice President, Softlines and Vice President, Household Products.

     Mr. Ash joined the Company as Vice President, Information Services in September 1999. Before joining the Company, Mr. Ash served as Senior Vice President of Systems at Talbot's, a retailing company, for 10 years.

     Ms. Buffington was named Vice President and Chief Administrative Officer in February 2001. She joined the Company as Vice President, Human Resources in November 1999. Before joining the Company, Ms. Buffington served as Executive Vice President, Human Resources of First American Corporation, a bank holding company. Ms. Buffington joined First American in 1992 as Vice President, Strategic Planning.

     Mr. Layne was named Vice President, Merchandising Support in February 2001. He joined the Company in 1985 and served various positions including staff attorney, senior director of administration and most recently, Secretary.

     Mr. Lewis joined the Company as Vice President, Controller in October, 2001. From May 1999 through September 2001, Mr. Lewis served as Group Vice President, overseeing operational, planning and administrative functions for Lux Corp., an apparel retailer doing business as "Mr. Rags" and a wholly owned subsidiary of Claire's Stores, Inc. Mr. Lewis served as Vice President of Finance from 1996 until May 1999, and as Controller from November 1988 until May 1999, for Claire's Stores, Inc., a retailer of popular-priced fashion accessories and apparel.

     Mr. Sims was named Vice President, Distribution in March 1999. Before joining the Company, Mr. Sims served with Hills Department Stores, a mass merchandising company, in various management positions including Senior Vice President, Logistics from 1997 to 1999. From 1995 to 1996, Mr. Sims served as Vice President, Logistics for Thorn Services International, a rent-to-own services company. From 1992 to 1994, Mr. Sims served as Vice President, Logistics for Lesco, Inc., a manufacturer and distributor of industrial products.

     Mr. Warner was named Vice President, General Merchandising Manager in November 1998. Mr. Warner joined the Company in 1989 as a hardware buyer. Mr. Warner has held various management positions with the Company including Hardlines Divisional Merchandise Manager, Director of Products and Processes and General Merchandise Manager.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information concerning persons who, as of March 15, 2002, were known by management to be beneficial owners of more than five percent of the Company's common stock. Unless otherwise indicated, each person for whom information is provided had sole voting and investment power over the shares of common stock listed opposite his or her name. Percentage computations are based on 332,649,343 shares of Common Stock outstanding as of March 15, 2002.


                                                            Amount and Nature                  Percent of
        Name and Address of                                   of Beneficial                      Shares
          Beneficial Owner                                      Ownership                      Outstanding
          ----------------                                      ---------                      -----------
Cal Turner                                                    48,463,549(1)                       14.6%
  100 Mission Ridge
  Goodlettsville, TN 37072-2170
James Stephen Turner                                          41,048,228(2)                       12.3%
  138 Second Avenue
  Nashville, TN 37201
Turner Children Trust(3) dated January 21,                    31,625,784                          9.51%
  1980, Cal Turner and James Stephen
  Turner, Co-Trustees
  100 Mission Ridge
  Goodlettsville, TN 37072-2170
Capital Research and Management                               29,895,500(4)                       8.99%
  Company
  333 South Hope Street
  Los Angeles, CA 90071
Wellington Management Company, LLP                            26,966,567(5)                       8.11%
  75 State Street
  Boston, MA 02109

_____________________

(1) Includes 38,773,340 shares held by various trusts and foundations (the largest of which is the "Turner Children Trust" shown in this table) for which Cal Turner is a trustee; 758,836 shares held by Cal Turner's wife; 21,340 shares held in Company retirement and deferred compensation plans (IRA & 401(k)); direct ownership of 5,714,094 shares; and 235,938 shares issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days, including 164,794 such options that became exercisable on April 1, 2002, by decision of the CGC Committee due to the Company's performance during the 2001 fiscal year. Cal Turner has sole voting and investment power with respect to 5,903,382 shares of Common Stock and shared voting and investment power with respect to 39,342,888 shares of Common Stock. Cal Turner disclaims ownership of the shares held by the various trusts and foundations, except to the extent of his pecuniary interests.

(2) Includes 39,435,069 shares held by various trusts and foundations (the largest of which is the "Turner Children Trust" shown in this table) for which James Stephen Turner is a trustee; and 56,445 shares held by James Stephen Turner's wife. James Stephen Turner has sole voting and investment power with respect to 2,327,001 shares of Common Stock and shared voting and investment power with respect to 38,711,364 shares of Common Stock. James Stephen Turner disclaims ownership of the shares held by the various trusts and foundations, except to the extent of his pecuniary interests.

(3) The co-trustees of the "Turner Children Trust" are Cal Turner and James Stephen Turner.

(4) According to a Schedule 13G (effective December 31, 2001) filed by Capital Research and Management Company on February 11, 2002, it has sole dispositive power with respect to 29,895,500 shares of Common Stock, but does not have sole or shared voting power over any of the shares of Common Stock. The Company is unable to ascertain more recent information about this entity's holdings.

(5) According to a Schedule 13G (effective December 31, 2001) filed by Wellington Management Company, LLP on February 12, 2002, it has shared dispositive power with respect to 26,966,567 shares of common stock and shared voting power with respect to 15,478,917 shares of common stock. The Company is unable to ascertain more recent information about this entity's holdings.



                  SECURITY OWNERSHIP BY OFFICERS AND DIRECTORS

     The following table sets forth certain information as of March 15, 2002, concerning all directors and nominees, the executive officers named in the Summary Compensation Table and all executive officers and directors as a group. Unless otherwise indicated, the persons for whom information is provided had sole voting and investment power over the shares of Common Stock beneficially owned. Percentage computations are based on 332,649,343 shares of Common Stock outstanding as of March 15, 2002.

                                                                Percent of
                                             Shares               Shares
Nominee/Executive Officers             Beneficially Owned      Outstanding(1)
--------------------------             ------------------      --------------
David L. Bere                          0                       *
Dennis C. Bottorff                     15,621(2)               *
Barbara L. Bowles                      4,150(3)                *
James L. Clayton                       478,623(4)              *
Reginald D. Dickson                    59,558(5)               *
E. Gordon Gee                          6,308(6)                *
John B. Holland                        503,304(7)              *
Barbara M. Knuckles                    20,664(8)               *
James D. Robbins                       2,000                   *
David M. Wilds                         269,665(9)              *
William S. Wire, II                    49,457(10)              *
Cal Turner                             48,463,549(11)          14.6%
Donald S. Shaffer                      20,000(12)              *
James J. Hagan                         10,000                  *
Tom Hartshorn                          690,261(13)             *
Stonie O'Briant                        387,939(14)             *
All directors and executive
officers as a group (21 persons)       51,714,617(15)          15.4%
_____________________________

(1)  *Denotes less than 1% of class.

(2) Includes 13,669 shares issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days.

(3) Includes 3,150 shares issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days.

(4) Includes 67,738 shares issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days.

(5) Includes 39,726 shares issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days.

(6) Includes 6,308 shares issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days.

(7) Includes 33,476 shares issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days.

(8) Includes 13,938 shares issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days.

(9) Includes 67,738 shares issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days.

(10) Includes 33,476 shares issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days.

(11) Includes 400,732 shares issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days, including 164,794 such options that became exercisable on April 1, 2002, by decision of the CGC Committee due to the Company's performance during the 2001 fiscal year. Also includes shares beneficially owned as set forth under "Security Ownership of Certain Beneficial Owners."

(12) Includes 20,000 shares of restricted stock granted on January 24, 2002 pursuant to a December 14, 2001, resolution of the CGC Committee.

(13) Includes 504,752 shares issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days, including 59,325 such options that became exercisable on April 1, 2002, by decision of the CGC Committee due to the Company's performance during the 2001 fiscal year.

(14) Includes 297,366 shares issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days, including 59,325 such options that became exercisable on April 1, 2002, by decision of the CGC Committee due to the Company's performance during the 2001 fiscal year.

(15) Includes 2,111,688 shares issuable upon the exercise of outstanding options currently exercisable or exercisable within 60 days, including 430,965 such options that became exercisable on April 1, 2002, by decision of the CGC Committee due to the Company's performance during the 2001 fiscal year. Also includes 22,000 shares of restricted stock granted to Messrs. Shaffer and Lewis on January 24, 2002, pursuant to a December 14, 2001, resolution of the CGC Committee.

                             EXECUTIVE COMPENSATION

     The following table provides information as to annual, long-term or other compensation paid or accrued during 2001, 2000, and 1999, for the CEO and the persons who at the end of fiscal year 2001 were the Company's other four most highly-compensated executive officers (collectively, the "Named Executive Officers").


                                                                                   Long-Term
                                             Annual Compensation             Compensation Awards
                                        ----------------------------------  ----------------------
                                                              Other                     Securities
                                                              Annual        Restricted  Underlying All Other
                                        Salary                Compensation  Stock       Options    Compensation
Name and Principal Position      Year   ($)(1)      Bonus ($) ($)           Awards ($)  (#)(2)     ($)(3)
---------------------------      ----   ------      --------- ------------  ----------  ------     ------

Cal Turner,                      2001   795,864     800,000    20,145             0     111,785    35,255(4)
 Chairman and Chief              2000   775,029           0    22,080             0     205,168    35,014(5)
 Executive Officer               1999   766,667     356,500    12,866             0     205,995    15,324(6)

Donald S. Shaffer,               2001   425,016     600,000   101,782(8)    318,800(9)  332,041    11,400(10)
 President and Chief             2000         0           0         0             0           0          0
 Operating Officer(7)            1999         0           0         0             0           0          0

James J. Hagan,                  2001   312,870     262,500    89,363(12)   224,800(13) 132,564    3,750(14)
 Executive Vice President        2000         0           0         0             0           0          0
 and Chief Financial             1999         0           0         0             0           0          0
 Officer(11)

Tom Hartshorn,                   2001   225,841     172,500     5,578             0     109,184    12,098(15)
 Executive Vice President,       2000   201,674           0     3,584             0      96,340    13,357(16)
 Merchandising                   1999   181,249      85,100     4,081             0      48,750    10,844(17)

Stonie O'Briant,                 2001   264,593     200,625     6,865             0      35,965    10,025(18)
 Executive Vice President,       2000   245,842           0     5,758             0      66,061    10,415(19)
 Operations                      1999   219,167     103,500     4,059             0      74,159     8,403(20)
_________________________

(1) The amount shown in this column opposite each year is the bonus earned in each such year. Bonuses are actually paid in April of the following year. In previous years, the dollar amount set forth opposite a given year in the equivalent column described the bonus paid in such year, rather than the bonus earned in such year.

(2) The numbers set forth in this column have been adjusted to reflect all Common Stock splits as of the date of this statement.

(3) The amount shown in this column opposite each year represents the Company's contributions to the Dollar General Corporation 401(k) Savings and Retirement Plan (the "401(k) Plan") and premiums paid by the Company under the Executive Life Plan. In previous years, the amounts described in the equivalent column included the Company's contributions to the Compensation Deferral Plan (the "CDP") and the Supplemental Executive Retirement Plan (the "SERP") in addition to the Company's contributions to the 401(k) Plan. Payments made by the Company for premiums under the Executive Life Plan were described in the "Other Annual Compensation" column. The Company is now reflecting its contributions to the CDP and the SERP in the section below entitled "Other Executive Benefits" and payments it made for life insurance premiums in this column.

(4) Includes $8,067 for the Company's contributions to the 401(k) Plan and $27,188 for premiums paid under the Executive Life Plan.


(5) Includes $7,804 for the Company's contributions to the 401(k) Plan and $27,210 for premiums paid under the Executive Life Plan.

(6) Includes $8,648 for the Company's contributions to the 401(k) Plan and $6,676 for premiums paid under the Executive Life Plan.

(7)  Mr. Shaffer joined the Company on May 14, 2001.

(8)  Of the amount listed, $76,359 was a reimbursement for relocation expenses.

(9) Mr. Shaffer received a grant of 20,000 shares of restricted Common Stock on January 28, 2002. The restrictions will lapse on May 14, 2002. Mr. Shaffer was eligible to receive dividends on these restricted shares, but no dividends have been distributed since the date of grant. As of February 1, 2002 (the end of the fiscal year), the value of these restricted shares (which were the only restricted shares held by Mr. Shaffer) was $334,000.

(10) Includes $11,400 for premiums paid under the Executive Life Plan.

(11) Mr. Hagan joined the Company on March 8, 2001.

(12) Of the amount listed, $44,357 was a reimbursement on Mr. Hagan's behalf to his previous employer for relocation expenses that he received from, and was required to reimburse to, that previous employer, and $15,480 was reimbursement for a company car that Mr. Hagan purchased from his previous employer.

(13) Mr. Hagan received a grant of 10,000 shares of restricted Common Stock on April 20, 2001. The restrictions lapsed on March 8, 2002. Mr. Hagan received $960 in dividends on these restricted shares for the fiscal year ended February 1, 2002. As of February 1, 2002 (the end of the fiscal year), the value of these restricted shares (which were the only restricted shares held by Mr. Hagan) was $167,000.

(14) Includes $3,750 for premiums paid under the Company's Executive Life Plan.

(15) Includes $7,223 for the Company's contributions to the 401(k) Plan and $4,875 for premiums paid under the Executive Life Plan.

(16) Includes $8,215 for the Company's contributions to the 401(k) Plan and $5,142 for premiums paid under the Executive Life Plan.

(17) Includes $7,762 for the Company's contributions to the 401(k) Plan and $3,082 for premiums paid under the Executive Life Plan.

(18) Includes $5,631 for the Company's contributions to the 401(k) Plan and $4,394 for premiums paid under the Executive Life Plan.

(19) Includes $5,512 for the Company's contributions to the 401(k) Plan and $4,903 for premiums paid under the Executive Life Plan.

(20) Includes $5,306 for the Company's contributions to the 401(k) Plan and $3,097 for premiums paid under the Executive Life Plan.

                       OPTIONS GRANTED IN LAST FISCAL YEAR

     The following table provides information as to options granted to the Named Executive Officers during 2001. The Company granted no Stock Appreciation Rights in 2001, and no Named Executive Officer holds any Stock Appreciation Rights.


                                                                                      Potential Realizable
                                                                                        Value at Assumed
                                                                                         Annual Rates of
                                                                                           Stock Price
                                                                                        Appreciation for
                                             Individual Grants                             Option Term
                              -----------------------------------------------------  -------------------------
                               Number of     % of Total
                              Securities      Options
                              Underlying     Granted to     Exercise
                               Options       Employees        Price     Expiration
Name                           Granted        In 2001      (per share)     Date          5%             10%
-----------------------       ----------    ------------   -----------  -----------  ----------     ----------

Cal Turner                    111,785(1)     1.55%         $19.55        2/26/11     $1,374,384     $3,482,959

Donald S. Shaffer             178,141(2)     4.61           15.94        1/28/12      1,785,788      4,525,538
                               51,300(3)                    15.94        1/28/12        514,260      1,303,238
                               25,650(4)                    15.94        1/28/12        257,130        651,619
                               51,300(5)                    15.94        1/28/12        514,260      1,303,238
                               25,650(6)                    15.94        1/28/12        257,130        651,619

James J. Hagan                 44,664(7)     1.84           15.94        1/28/12        447,737      1,134,655
                               29,300(8)                    15.94        1/28/12        293,720        744,344
                               14,650(9)                    15.94        1/28/12        146,860        372,172
                               29,300(10)                   15.94        1/28/12        293,720        744,344
                               14,650(11)                   15.94        1/28/12        146,860        372,172

Tom Hartshorn                  44,664(12)    1.52           15.94        1/28/12        447,737      1,134,655
                               10,856(13)                   15.94        1/28/12        108,826        275,788
                                5,900(14)                   15.94        1/28/12         59,145        149,885
                                2,950(15)                   15.94        1/28/12         29,572         74,942
                                5,900(16)                   15.94        1/28/12         59,145        149,885
                                2,950(17)                   15.94        1/28/12         29,572         74,942
                               35,964(18)                   19.55        2/26/11        442,173      1,120,554

Stonie O'Briant                35,965(19)    0.50           19.55        2/26/11        442,185      1,120,585
______________________

(1)  These options became exercisable on August 26, 2001.

(2) These options will become exercisable July 29, 2002, provided that Mr. Shaffer continues to be employed by the Company through such date.

(3) Because the Company attained its 2002 "basic" goals relating to increases in net income for the 2001 fiscal year, these options will become exercisable on July 29, 2002.

(4) Because the Company attained its 2002 "premium" goals relating to increases in net income for the 2001 fiscal year, these options will become exercisable on July 29, 2002.

(5) If the Company attains its 2003 "basic" net income goals for the 2002 fiscal year, these options will become exercisable on April 1, 2003.

(6) If the Company attains its 2003 "premium" net income goals for the 2002 fiscal year, these options will become exercisable on April 1, 2003.

(7) These options will become exercisable on July 29, 2002, provided that Mr. Hagan continues to be employed by the Company through such date.

(8) Because the Company attained its 2002 "basic" goals relating to increases in net income for the 2001 fiscal year, these options will become exercisable on July 29, 2002.

(9) Because the Company attained its 2002 "premium" goals relating to increases in net income for the 2001 fiscal year, these options will become exercisable on July 29, 2002.

(10) If the Company attains its 2003 "basic" net income goals for the 2002 fiscal year, these options will become exercisable on April 1, 2003.

(11) If the Company attains its 2003 "premium" net income goals for the 2002 fiscal year, these options will become exercisable on April 1, 2003.

(12) These options will become exercisable on July 29, 2002, provided that Mr. Hartshorn continues to be employed by the Company through such date.

(13) These options were granted in accordance with the Company's "Stock Plus" program by virtue of the fact that Mr. Hartshorn maintained the necessary level of Common Stock ownership under the program. They will become exercisable on July 29, 2002, provided that Mr. Hartshorn continues to be employed by the Company through such date.

(14) Because the Company attained its 2002 "basic" goals relating to increases in net income for the 2001 fiscal year, these options will become exercisable on July 29, 2002.

(15) Because the Company attained its 2002 "premium" goals relating to increases in net income for the 2001 fiscal year, these options will become exercisable on July 29, 2002.

(16) If the Company attains its 2003 "basic" net income goals for the 2002 fiscal year, these options will become exercisable on April 1, 2003.

(17) If the Company attains its 2003 "premium" net income goals for the 2002 fiscal year, these options will become exercisable on April 1, 2003.

(18) These options became exercisable on August 26, 2001.

(19) These options became exercisable on August 26, 2001.


               AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                               AND YEAR-END VALUES

     The following table provides information as to options exercised or held by the Named Executive Officers during 2001.


                                              Number of Securities         Value of  Unexercised
                                             Underlying Unexercised        In-the-Money Options
                                           Options at Fiscal Year End       at Fiscal Year-End*
                                           --------------------------  -----------------------------
                       Shares
                      Acquired    Value
       Name         on Exercise  Realized  Exercisable  Unexercisable   Exercisable   Unexercisable
------------------  -----------  --------  -----------  -------------   -----------   -------------

Cal Turner              --         --        235,938        781,589             --       $3,763,045
Donald S. Shaffer       --         --             --        332,041             --               --
James J. Hagan          --         --             --        132,564             --          100,749
Tom Hartshorn           --         --        445,427        299,450     $3,660,297       $  971,074
Stonie O'Briant         --         --        238,041        226,090     $  525,630       $  776,782

___________________

* Based on the closing price of the Company's Common Stock on February 1, 2002 ($16.70).

                            EMPLOYEE RETIREMENT PLAN

     The Dollar General Corporation 401(k) Savings and Retirement Plan (the "401(k) Plan") became effective on January 1, 1998. Balances in two earlier plans were transferred into the 401(k) Plan.

     The Company makes discretionary annual contributions, which have generally been equal to 2% of each eligible employee's compensation. This contribution will be made in cash. Eligible employees are not required to make any additional contributions in order to receive this contribution. However, participants may elect to contribute between 1% and 15% of their annual salary, up to a maximum annual contribution of $10,500 in calendar year 2001 and $11,000 in calendar year 2002. In addition to the discretionary annual contribution, the Company will match fifty percent of employee contributions, up to 6% of annual salary.

     The 401(k) Plan covers all employees, including the Named Executive Officers, subject to certain eligibility requirements. The 401(k) Plan is subject to the Employee Retirement and Income Security Act ("ERISA").

     A participant's right to claim a distribution of his or her account balance is dependent on ERISA guidelines, Internal Revenue Service regulations and the vesting schedule below:

Employee Contributions                                  Immediately Vested
Dollar General Discretionary Contribution (2%)          Immediately Vested
Employer Matching Contribution -- Effective             40% Vested at the end of the 4th Year
  through 12-31-01                                      100% Vested at the end of the 5th Year
Employer Matching Contribution -- Effective             100% Vested at the end of the 3rd Year
  beginning on 01-01-02

     As of February 1, 2002, Messrs. Turner, Shaffer, Hagan, Hartshorn and O'Briant had 36, 1, 1, 10 and 10 years of credited service, respectively. Their account balances under the 401(k) Plan as of January 1, 2002, were $626,602 for Cal Turner; $0.00 for Don Shaffer; $0.00 for Jim Hagan; $125,224 for Tom Hartshorn; and $115,155 for Stonie O'Briant. Upon retirement, each participant has the option of taking a lump sum, an annuity or installment payments.


                            OTHER EXECUTIVE BENEFITS

     The Company offers the Supplemental Executive Retirement Plan (the "SERP") and Compensation Deferral Plan (the "CDP") to certain key employees who are determined to be eligible by the Compensation Committee. Pursuant to the CDP, participants make annual elections to defer up to 100% of base pay, reduced by any deferrals to the qualified plan, and up to 100% of bonus. All participants are 100% vested for all compensation deferrals. Pursuant to the SERP, the Company makes an annual contribution to all participants who are actively employed on December 31. The contribution percentage is based on age plus service where:

Age plus Service      Percent of Base plus Bonus
----------------      --------------------------
                      Non-Officer       Officers
                      -----------       --------

Less than 40              2.0%             3.0%
40-59                     3.0%             4.5%
60-79                     5.0%             7.5%
80 or more                8.0%            12.0%


     As of February 1, 2002, Messrs. Turner, Shaffer, Hagan, Hartshorn and O'Briant had "age plus service" levels equal to 98, 58, 42, 61 and 57, respectively. Their account balances under the SERP and CDP, after taking into account contributions made in respect of fiscal year 2001, were $4,865,750 for

Cal Turner; $0.00 for Don Shaffer; $0.00 for Jim Hagan; $124,818 for Tom Hartshorn; and $368,994 for Stonie O'Briant. Participants have actual investment funds to choose from which mirror the investment options available in the 401(k) Plan. The SERP is non-qualified and is, therefore, not subject to certain requirements under ERISA.

     The Company has entered into a letter agreement with Donald S. Shaffer (the "Shaffer Letter"), dated May 14, 2001, pursuant to which Mr. Shaffer serves as President and Chief Operating Officer of the Company. Mr. Shaffer receives the following benefits under such agreement:

     o    base salary of $600,000;

     o annual bonus opportunity up to 100% of his base salary, with a guaranteed minimum payment equal to 50% of his base salary for 2001;

     o 20,000 shares of restricted stock, which vested on the first anniversary of Mr. Shaffer's employment with the Company;

     o an option to acquire 100,000 shares of Common Stock, which vested on the first anniversary of Mr. Shaffer's employment with the Company

     o    an option to acquire 153,900 shares of Common Stock, which will vest
          9.5 years from the date of grant or, if earlier, upon the attainment by the Company of certain performance goals;

     o    reimbursement for relocation expenses;

     o participation in the Company's health, welfare and compensation benefit plans, including but not limited to the 401(k) Plan, the CDP and the SERP; and

     o in the event of a termination of Mr. Shaffer's employment for any reason other than for cause (as defined in the Shaffer Letter), a severance payment equal to one year's base salary.

     In addition, the Company has entered into a letter agreement with James J. Hagan (the "Hagan Letter"), dated February 8, 2001, as amended December 20, 2001, pursuant to which Mr. Hagan serves as Executive Vice President and Chief Financial Officer of the Company. Mr. Hagan receives the following benefits under such agreement:

     o    base salary of $350,000;

     o annual bonus opportunity up to 75% of his base salary, with a guaranteed payment equal to 75% of his base salary for 2001;

     o 10,000 shares of restricted stock, which vested on the first anniversary of Mr. Hagan's employment with the Company;

     o    an option to acquire 87,900 shares of Common Stock, which will vest
          9.5 years from the date of grant or, if earlier, upon the attainment by the Company of certain performance goals;

     o reimbursement for relocation expenses, including an income tax gross-up;


     o participation in the Company's health, welfare and compensation benefit plans, including but not limited to the 401(k) Plan, the CDP and the SERP;

     o in the event of a termination of Mr. Hagan's employment for any reason other than for cause (as defined in the Hagan Letter), a severance payment equal to two years' base salary; and

     o reimbursement, including an income tax gross up, for the depreciated book value of Mr. Hagan's automobile.


          TRANSACTIONS WITH MANAGEMENT AND OTHERS; ADVANCE FOR EXPENSES

     John B. Holland, one of the Company's directors, was a director and executive officer of Fruit of the Loom, Inc., a manufacturer of underwear and other soft goods during 2001. In 2001, the Company purchased approximately $43.4 million in goods from Fruit of the Loom, Inc.

     The Board of Directors has authorized the Company, pursuant to the Company's By-laws and Section 48-18-504 and Section 48-18-507 of the Tennessee Business Corporation Act, to advance to the Chairman and Chief Executive Officer and to certain officers, employees and agents of the Company reasonable expenses, including legal fees, for representation in connection with legal proceedings and an investigation arising out of the Company's April 30, 2001, announcement of its intention to restate certain previously released financial information. Such advances have been made pursuant to a written undertaking by each such person to repay in full the amounts advanced if it is ultimately determined that such person is not entitled to indemnification by the Company in connection with such legal proceedings and investigations. No interest is being charged on these advances. Because the legal proceedings and the investigation are ongoing, the Company cannot reasonably estimate the total amount of expenses that may ultimately be advanced, either to any individual officer, employee or agent or in the aggregate.


 REPORT OF THE EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE COMMITTEE OF THE
                  BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Corporate Governance and Compensation Committee (the "CGC Committee") prepared the following executive compensation report.

     What is the Company's compensation philosophy?

     The Company emphasizes a pay-for-performance philosophy, linking management compensation, Company performance and shareholder return. This strategy reflects the Company's desire to reward results that are consistent with the key goals of the Company and its shareholders. The CGC Committee and the Company believe that this philosophy, implemented through the compensation program, enables the Company to attract, retain and motivate results-oriented employees to achieve higher levels of shareholder return.

     What is the Company's direct compensation philosophy?

     Executives receive their direct compensation in the form of base pay, short-term or annual incentive compensation and long-term incentive compensation.

     The Company believes base pay should relate to the skills required to perform a job and to the value of each job performed relative to the industry, the market and the job's strategic importance to the Company. This method of valuation allows the Company to respond to changes in its employment needs and changes in the labor market. Increases in base pay require a satisfactory or better level of performance.

     Short-term or annual incentive compensation awards are contingent upon Company (or store unit) and individual performance. The threshold, target and maximum annual incentive compensation opportunity for each employee is set based upon the contribution of the individual to the organization and market competitive data.

     The long-term incentive compensation program consists of awards of performance-accelerated and time-vested stock options. The size of these awards is based upon the importance of the role of the employee, the performance of the employee and market practice data. These awards serve to improve alignment of employee and shareholder interests and to reward superior performance. All stock option grants are issued under the guidelines of the 1998 Stock Incentive Plan and are granted under the authority of the CGC Committee.

     What is the Company's indirect compensation philosophy?

     The Company's indirect compensation programs are intended to protect employees from extreme financial hardship in the event of a catastrophic illness or injury and to provide limited income security for retirement years. The Company believes that its health, life and disability benefit programs provide competitive levels of protection without jeopardizing its position as a low-cost retailer. The Company manages health-care costs aggressively and enlists employee assistance in cost management. Employees have various opportunities to share in health-care cost reductions and are encouraged to adopt healthy lifestyles.

     The Company believes its retirement plans provide limited income security at retirement for the typical employee. Employees are also invited to share in ownership of the Company through participation in the Dollar General Direct Stock Purchase Plan and the Dollar General Corporation 401(k) Savings and Retirement Plan.

     How are the Company's officers compensated?

     Under the supervision of the CGC Committee, the Company has developed compensation policies and programs designed to provide competitive levels of compensation that integrate pay with the Company's annual and long-term performance goals. The Company is committed to creating rewards for its officers that encourage a team approach to achieving corporate objectives and to creating shareholder value.

     The executive officers' incentive compensation for 2001 reflects the Company's emphasis on achieving both short and long-term objectives. Short-term incentive compensation includes an annual cash bonus that is based on company performance and is linked to a percentage of the executive officer's salary. Long-term incentive compensation includes performance-accelerated and time-vested stock options. Decisions to pay long-term and short-term incentive awards to executive officers are based on the achievement by the Company of performance goals that are established annually by the CGC Committee.

     The Committee's approach to base compensation is to offer competitive salaries to all executive officers in comparison with market practices. Base salaries are a relatively smaller component of the total executive compensation package as compared with the incentive, or pay-for-performance component. The 2001 average base salaries for all officers (excluding the Chief Executive Officer) increased 5.35% over 2000 base salaries.

     How does the Company determine the CEO's and the other Named Executive Officers' salary increases?

     The increase in base salaries in 2001 was determined based upon:

     o a review of peer group comparison data using the peer group compensation survey published by Hewitt (formerly known as the MCS survey) and the Wyatt Top Management Compensation Survey;* and

     o the subjective analysis of the CGC Committee, after evaluating the recommendations, peer group data, the Company's overall performance, and the respective individual performance criteria of all executive officers (including the Chief Executive Officer).

     Please explain the Company's annual cash bonus program.

     The Company's annual cash bonus program for the executive officers is the short-term incentive component of the officers' cash compensation. The payment of annual cash bonuses is based on both objective and subjective criteria. In addition to the Company's executive officers, most full-time employees are eligible to receive a cash bonus.

     Objective criteria used to determine bonus levels for executive officers and corporate office employees include actual earnings improvement goals established by the CGC Committee at the


* The peer group compensation survey, published annually by Hewitt (and formerly known as the MCS survey) has been utilized by the company for the past eleven years. The 2000 survey included the following mass-merchandising companies: Ames Department Stores, Inc., Big Lots, Inc., Kmart Corporation, Dayton Hudson Corporation, Garden Ridge Corporation, ShopKo Stores, Inc., Ross Stores, Inc., The TJX Companies, Inc., Value City Department Stores, Inc., and Wal-Mart Stores, Inc. Additional information is gathered utilizing the Wyatt Top Management Survey for companies with annual revenues of approximately $5 billion. Because the Company ties executive compensation directly to Company performance, the same peer group, with the exception of those companies that are not publicly traded (and for which stock comparison data is therefore unavailable), is used for Company performance comparison purposes.

beginning of each fiscal year. The Company believes that its goals are defined measures of company performance, which are easily identified and reviewed by shareholders.

     For executive officers, if the Company reached the "threshold " goal, which was considered by the CGC Committee to be challenging, then 25% of salary was to be awarded to each executive officer as a cash bonus. If the Company reached the "stretch", or maximum, goal, which was considered by the Committee to be extremely challenging, then 75% of salary was to be awarded to each executive officer as a cash bonus, with 100% of salary awarded to the President/COO and Chairman/CEO. The percentage of salary awarded for earnings performance falling between the "target" and "stretch" goals is on a graduated scale commensurate with earnings improvement over the prior year. Two factors determine whether an employee receives an annual cash bonus: (a) the Company must achieve an established earnings goal; and (b) the individual must achieve a satisfactory performance rating when evaluated against annually established objectives.

     Because the Company achieved its 2001 "stretch" goals, executive officers will receive a commensurate cash bonus in 2002. Executive officers received no cash bonus in 2001 for their performance in 2000.

     Please explain the Company's Employee Stock Incentive Program.

     The Company grants non-qualified stock options under the 1998 Stock Incentive Plan. Stock options are awarded to the executive officers, department directors, field management and other personnel considered to be in key positions, as approved by the CGC Committee. The Company uses stock options as an incentive for outstanding performance and to encourage stock ownership.

     Executive officers and other eligible employees receive performance-based and time-vested stock options. The performance-based options have an accelerated vesting schedule tied to the achievement of corporate performance goals.

     In 2001, the Company met its stock program performance goals and all relevant performance-accelerated stock options were vested. In 2000, because the Company did not meet its stock option program performance goals, the eligible employees did not vest on an accelerated basis in the options under this program.

     In addition, the Company previously had a stock option program (the "Stock Plus" program) that awarded stock options to executive officers and other key employees as an incentive for holding certain target amounts of stock in the Company. This program was suspended on April 30, 2001, pending a review of its effectiveness by the Committee, based on which review the Committee may decide to modify the program or replace it with a different mechanism designed to encourage ownership of the Company's shares by its executive officers and other key employees. In order to benefit from the program, participants were required to maintain for specified periods a target level of ownership in the Company's common stock having a fair market value equal to not less than one and one-half times the participant's salary for non-executive officers, two and one-half times the participant's salary for executive officers, and four times salary in the case of the Chief Executive Officer. During the 2000-2001 cycle, 39 participants maintained the target level of ownership and earned an aggregate of 240,915 options under this program. Of these options, 65,919 options held by five participants will be granted in the 2002 fiscal year. The remainder were granted during the 2001 fiscal year.

     What is a "performance-accelerated" stock option?

     To encourage outstanding performance, the CGC Committee ties the acceleration of certain stock option vesting to earnings goals. Each eligible employee receives stock option grants with a nine and one-half year vesting schedule. However, if the eligible employee meets his/her individual goals and the Company meets or exceeds its established earnings goal, then the stock option grant tied to that goal will vest on an accelerated basis in three years.

     How does the Company determine how many stock options to grant?

     In determining the number of the shares subject to stock options granted to the employees eligible to participate in the stock incentive plan, the CGC Committee takes into account the employees' scope of accountability, their strategic and operational responsibilities and competitive compensation data.

     How is the Chief Executive Officer compensated?

     In determining the CEO's salary, the CGC Committee considers the CEO's prior-year performance and expected future contributions to the Company as well as peer-industry survey results published annually. As with the other executive officers, the CEO's compensation reflects the Company's emphasis on achieving both short and long-term performance. In order to better incentivize the CEO, the CGC Committee believes that a substantial portion of the CEO's compensation should be tied directly to overall Company performance.

     Consistent with this philosophy, the CGC Committee has established a 2001 annual salary for the CEO that is approximately equal to the median for CEOs of the industry comparison group, and has emphasized the pay-for-performance components of the CEO's total compensation package. The CEO received a 3.2% increase in his annual salary in 2001.

     Also consistent with this philosophy, the Company has created an opportunity for additional reward through performance-based compensation in the form of short and long-term incentive compensation. Like other executive officers, the CEO is eligible for an annual bonus based on the attainment of Company earnings improvement goals. The CEO is eligible for non-qualified performance-accelerated and time-vested stock options. The performance-based stock options, which have a nine and one-half year vesting schedule, can be accelerated to an earlier vesting date if certain CGC Committee-established Company earnings improvement goals and individual performance goals are achieved. The time-vested stock options vest ratably according to the approved vesting schedule.

     When determining the pay-for-performance component of the CEO's compensation package, the CGC Committee takes into consideration market competitive practice and performance against goals. The CGC Committee believes that it is important to continue its incentive compensation program in a manner that is competitive in the industry and continues to motivate and reward outstanding performance.

     Under the Company's short-term incentive program, the CEO's total possible cash-bonus incentive is 100% of his salary. To be eligible for a cash bonus, the CEO must achieve performance goals established by the CGC Committee, and the Company must meet its earnings improvement goal. If the CEO meets all relevant performance goals at a "threshold" level, the CEO will receive a cash bonus equal to 25% of his annual salary. If the CEO's CGC-established "stretch" goals are met, then the CEO will receive a cash bonus equal to 100% of his annual salary. The percentage of salary awarded for earnings performance falling between the "threshold" and "stretch" goals is on a graduated scale (from 26% to 99% of salary) commensurate with performance.

     Because the Company met the "stretch" earnings goal set for 2001, the CEO earned a bonus equal to 100% of his annual salary for that year. In 2000, the CEO did not receive a cash bonus.

     The Company's long-term incentive compensation program for 2001 rewarded the CEO with options to acquire stock with a fair market value on the date of grant approximately equal to three times his annual salary. Because the stock option program goals established by the CGC Committee were met, the CEO's relevant stock options will become exercisable on an accelerated basis in fiscal year 2002. Since the program goals were not met in 2000, stock option grants linked to 2000 performance were not accelerated.

     The CEO also previously participated in the Company's Stock Plus program, which has been suspended as noted above. In the 2000-2001 cycle, the CEO met his established target ownership guidelines and earned 41,031 options under the program. These options will be granted in fiscal year 2002.

     How is the Company addressing Internal Revenue Code limits on the deductibility of executive compensation?

     The Omnibus Budget Reconciliation Act of 1993 (the "Act") places a $1,000,000 limit on the amount of certain types of compensation for each of the Company's executive officers that will be considered tax deductible. The Company believes that its stock plans, under which stock option grants were made to the executive officers, comply with the Internal Revenue Service's regulations on the deductibility limit. The

Company currently has an agreement with the CEO that will result in the deferral of non-performance-related compensation in excess of the $1,000,000 limit to a year in which the limit would not be exceeded. The Company continues to consider modifications to other compensation programs in light of the Act.


                                                William S. Wire, II-- Chairman
                                                David M. Wilds
                                                Dennis C. Bottorff
                                                E. Gordon Gee


                          REPORT OF THE AUDIT COMMITTEE

     The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

     As set forth in more detail in the charter, the Audit Committee's primary responsibilities fall into three broad categories:

     1. Serve as an independent and objective body to monitor the Company's internal control system.

     2. Review and appraise the audit efforts of the Company's independent accountants and internal auditing department.

     3. Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department and the Board of Directors.

     Every member of the Audit Committee is "independent," as that term is defined in the New York Stock Exchange listing standards. (On April 23, 2001, the Board of Directors confirmed Mr. Holland's independence, notwithstanding the Company's business relationship with Fruit of the Loom further described above. See "Transactions with Management and Others; Advance for Expenses.") The Audit Committee has implemented procedures to devote the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee's charter. To carry out its responsibilities, the Audit Committee met 15 times during 2001.

     In overseeing the preparation of the Company's financial statements, the Audit Committee met with both management and the Company's outside auditors to review and discuss financial statements to be included in SEC filings prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee discussed the statements with both management and the outside auditors. The Audit Committee's review included discussion with the Company's independent auditors of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     With respect to the Company's outside auditors, the Audit Committee, among other things, discussed with Ernst & Young LLP (the Company's independent auditors), matters relating to its independence, including the written disclosures made, and the letter from the Company's independent auditors delivered to the Audit Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

     Finally, the Audit Committee continued to monitor the scope and adequacy of the Company's internal auditing program, including proposals for adequate staffing and to strengthen internal procedures and controls where appropriate.

     On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 2002, for filing with the Securities and Exchange Commission.

                                                 Barbara L. Bowles
                                                 James L. Clayton
                                                 Reginald D. Dickson
                                                 John B. Holland -- Chairman
                                                 Barbara M. Knuckles


                            COMMON STOCK PERFORMANCE

     As a part of the executive compensation information presented in this proxy statement,the Securities and Exchange Commission requires the Company to prepare a performance graph that compares its cumulative total shareholders' return during the previous five years with a performance indicator of the overall stock market and the Company's peer group. For the overall stock market performance indicator, the Company uses the S&P 500 Index. For the peer group stock market performance indicator, the Company uses the stock market results of the publicly held participants of peer group compensation the survey published by Hewitt (formerly known as the MCS survey). In 2001, the peer group issuers included in the Hewitt survey were Big Lots, Inc., Kmart Corporation, Ross Stores, Inc., The TJX Companies, Inc., Value City Department Stores, Inc. and Wal-Mart Stores, Inc.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
               AMONG DOLLAR GENERAL CORPORATION, THE S&P 500 INDEX
                                AND A PEER GROUP

                      [GRAPHIC-CHART-PLOTTED POINTS BELOW]




                                                       Cumulative Total Return
                                 -------------------------------------------------------------------
                                   1/31/97     1/31/98    1/29/99    1/28/00    1/31/01      2/1/02

DOLLAR GENERAL CORPORATION          100.00      184.39     198.37     207.86     244.84      211.54
S & P 500                           100.00      126.91     168.14     185.54     183.87      154.18
PEER GROUP                          100.00      162.53     330.22     400.43     421.99      441.71



     * $100 invested on January 31, 1997, in stock or index-including reinvestment of dividends. Fiscal year ending January 31.

                SHAREHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

     The 2003 annual meeting of shareholders will be held on June 2, 2003. Shareholder proposals intended for presentation at the 2003 annual meeting of shareholders must be received by the Office of the Secretary at 100 Mission Ridge, Goodlettsville, Tennessee 37072-2170 not later than December 24, 2002, for inclusion in the proxy statement and form of proxy relating to that meeting. All such proposals must be in writing and mailed by certified mail, return receipt requested, and must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC. As provided under the Company's Bylaws, shareholders' proposals submitted outside of the process described in Rule 14a-8 of the Securities Exchange Act of 1934, as amended, will not be considered at any annual meeting of shareholders.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the 1934 Act and the disclosure requirements of Item 405 of Regulation S-K of the Rules and Regulations of the SEC require the Company's executive officers and directors, and any person who owns more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC, the applicable market or exchange upon which the Company's shares are listed, and the Company. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company during and with respect to its most recent fiscal year and written representations by its directors, officers and beneficial owners of 10% or more of its common stock, each of such persons filed, on a timely basis, the reports required by Section 16(a) of the Securities Exchange Act, except that Mr. Gregg Treadway, the former Vice President, Store Operations, has not filed a Form 5 for the Company's 2001 fiscal year or provided a written representation that no such filing is required, and Mr. Robert Lewis, Vice President, Controller, made a late Form 3 filing.

     In addition, the Company has recently become aware that some of the Forms 3, 4 and 5 filed or required to have been filed by certain executive officers and directors of the Company with respect to periods prior to the Company's 2001 fiscal year may not have been timely filed and/or may have contained inaccuracies. The Company is working with its executive officers and directors to identify and correct any such errors.


                            PEOPLE WITH DISABILITIES

     If you are disabled and would like to participate in the Annual Meeting, the Company can provide reasonable assistance. Please write to the Secretary at least two weeks before the Annual Meeting.


                          CONDUCT OF THE ANNUAL MEETING

     The Company is not currently aware of any business to be acted upon at the Annual Meeting other than the two matters described herein. Under Tennessee law, no other business aside from procedural matters may be raised at the Annual Meeting unless proper notice has been given to the shareholders. If such other business is properly raised, your proxies have authority to vote as they think best, including to adjourn the meeting.

     The Chairman has broad authority to conduct the Annual Meeting so that the business of the meeting is carried out in an orderly and timely manner. In doing so, he has broad discretion to establish reasonable rules for discussion, comments and questions during the meeting. The Board of Directors has decided that the Annual Meeting will be conducted in accordance with the American Bar Association's "Handbook for the Conduct of Shareholders' Meetings" published in 2000, including the supplemental rules thereto. The Chairman is also entitled to rely upon applicable law regarding disruptions or disorderly conduct to ensure that the Annual Meeting proceeds in a manner that is fair to all participants.

                            METHOD OF COUNTING VOTES

     Unless a contrary choice is indicated, all duly executed proxies will be voted in accordance with the instructions set forth on the back side of the proxy card. Abstentions and "non-votes" will be counted as present for purposes of determining a quorum, but will not be counted as votes in favor of or against a particular proposal. If a broker or nominee holding shares in "street" name indicates on the proxy that it does have discretionary authority to vote on a particular matter, those shares will not be voted with respect to that matter and will be disregarded for the purpose of determining the total number of votes cast with respect to a proposal.


                 RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Change in Independent Accountant

     On September 14, 2001, the Company dismissed Deloitte & Touche LLP ("Deloitte & Touche") as its independent accountant. The Company's decision was approved by both the Audit Committee of the Board of Directors and by the Company's Board of Directors. Deloitte & Touche's reports on the Company's financial statements for fiscal years 1998 and 1999 contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. Deloitte & Touche has not issued an audit report on any of the Company's financial statements since January 28, 2000, the Company's 1999 fiscal year end.

     Also on September 14, the Company retained the services of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as its new independent accountant to audit the Company's financial statements. The retention of PricewaterhouseCoopers was recommended by the Audit Committee and approved, by resolution, by the Board. PricewaterhouseCoopers orally consented to serve as the Company's independent accountant.

     On September 20, 2001, prior to the Company's announcement of its retention of Pricewaterhouse-Coopers in a Form 8-K, PricewaterhouseCoopers resigned as the Company's independent accountant because of an irreconcilable conflict of interest that was previously unknown to the Pricewaterhouse-Coopers representatives associated with the Dollar General engagement. PricewaterhouseCoopers has advised the Company that its resignation was not related in any respect to the matters on which the Company consulted with PricewaterhouseCoopers prior to its engagement to serve as the Company's independent accountant, or any matter respecting the Company that came to its attention subsequent to its retention.

     Neither the Audit Committee nor the Company's Board of Directors have been provided information relating to the nature of PricewaterhouseCoopers' conflict. As a result, the Audit Committee and the Board were not in a position to recommend or to approve or disapprove of Pricewaterhouse-Coopers' resignation.

     PricewaterhouseCoopers has never issued any opinion on the Company's financial statements.

     On September 21, 2001, Ernst & Young LLP ("Ernst & Young") advised the Company that it was prepared to serve as the Company's independent accountant, subject to the completion of certain acceptance procedures which it expected to successfully conclude. On October 5, 2001, the Company retained Ernst & Young as the Company's independent accountants. The retention of Ernst & Young was recommended by the Audit Committee and approved by the Board of Directors of the Company.

     Disagreement with Prior Independent Accountant -- Deloitte & Touche

     During the Company's two most recent fiscal years and through the date of this report, there were no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Deloitte & Touche would have caused it to make reference to the subject matter of the disagreement in its report on the Company's financial statements, provided however:

     In the course of preparing to restate its financial statements for fiscal years 1998 and 1999, as well as revising the previously released unaudited financial information for fiscal year 2000 (collectively, the "Restatements"), the Company more closely examined its previous accounting practices with regard to certain synthetic lease facilities entered into in 1997 and 1999 with respect to its use and occupancy of certain real property, including approximately 400 stores, two of the Company's distribution centers and the Company's corporate headquarters in Goodlettsville, Tennessee (the "Synthetic Leases"). After review and consultations with outside accountants from KPMG LLP, the Company determined that its previous treatment of the Synthetic Leases as operating leases for accounting purposes was in error. The Company therefore restated its financial statements to treat these leases as capital leases. The Company and representatives from KPMG LLP, as well as the Audit Committee of the Board of Directors, through its representatives, have discussed the subject of the accounting treatment for Synthetic Leases with Deloitte & Touche. At the time of its termination, Deloitte & Touche had expressed the view that it had not been provided sufficient information by the Company to conclude that the Company's previous treatment of Synthetic Leases as operating leases was in error.

     Disagreement with Prior Independent Accountant -- PricewaterhouseCoopers

     During the Company's two most recent fiscal years and through the date of this report, there were no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers would have caused it to make reference to the subject matter of the disagreement in its report on the Company's financial statements.

     Other Reportable Events -- Deloitte & Touche

     During the Company's two most recent fiscal years and through the date of this report, there were no "reportable events," by Deloitte & Touche, as that term is defined in Item 304(a)(1)(v) of Regulation S-K, provided however:

     As discussed in further detail in our Annual Report on Form 10-K, the Company and the Audit Committee of the Board of Directors became aware of certain accounting issues that have caused the Company to restate its financial statements. Following a report from the Company to Deloitte & Touche in April 2001 on its discovery of these issues, Deloitte & Touche gave the Company notice as provided under Section 10A of the Securities Exchange Act of 1934 (the "Exchange Act") that such issues may have included "illegal acts" as that term is defined in the Exchange Act. The Audit Committee of the Board of Directors conducted an investigation of these matters, assisted by its outside counsel, Dechert Price & Rhoads, and the independent accounting firm Arthur Andersen LLP, in order to assure that the Audit Committee was adequately informed with respect to the issues raised by the Restatements. On the Audit Committee's recommendation and with the Board of Directors' approval, the Company has implemented certain appropriate interim remedial actions in response to the matters included in the Audit Committee's review.


     In connection with these events, Deloitte & Touche has informed the Company that information has come to its attention that, if further investigated, (i) may materially impact the fairness or reliability of its previously issued audit reports and the underlying financial statements as well as the financial statements to be issued for the Company's 2000 fiscal year; (ii) may cause it to be unwilling to rely on the representations of certain members of management; and (iii) due to Deloitte & Touche's dismissal, it will be unable to conduct such further investigation or resolve these issues to its satisfaction.

     Other Reportable Events -- PricewaterhouseCoopers

     During the Company's two most recent fiscal years and through the date of this report, there were no "reportable events," by PricewaterhouseCoopers, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

     Authorization to Respond to Successor Independent Accountant

     The Company has authorized Deloitte & Touche and PricewaterhouseCoopers to respond fully to the inquiries of Ernst & Young concerning these issues.

     Consultations with Independent Accountant -- PricewaterhouseCoopers

     Prior to its retention as the Company's independent accountant, PricewaterhouseCoopers was engaged as accounting consultants by counsel for the Company advising a special committee of the Board of Directors with respect to certain shareholder derivative lawsuits currently pending against the Company and several current and former members of its Board of Directors and management. In connection with this engagement, counsel directed PricewaterhouseCoopers to consult with Company personnel regarding the appropriate accounting treatment for the Synthetic Leases. In oral communications, PricewaterhouseCoopers provided the special committee a preliminary view, based on information made available to it by the Company, that the Synthetic Leases should be treated as capital leases for accounting purposes. The Company's consultation with Deloitte & Touche on the subject of the accounting treatment for Synthetic Leases and Deloitte & Touche's views thereon are discussed above under the caption "Disagreement with Prior Independent Accountant."

     In addition, in connection with its work relating to the shareholder derivative litigation, counsel directed PricewaterhouseCoopers to consult with Company personnel on the application of the accounting standards to the valuation of certain deferred state income tax liabilities. Pricewaterhouse-Coopers, in oral communications, gave the special committee its preliminary views that the applicable accounting standards require the Company to determine deferred income tax liabilities using differentiated rates as opposed to a consolidated tax rate. After review and consultations with KPMG LLP and taking into account the oral observations received from PricewaterhouseCoopers, the Company has restated its financial statements accordingly. The Company did not consult with Deloitte & Touche on this subject.

     Other than with respect to the two preceding matters, the Company has not consulted with PricewaterhouseCoopers regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, and either a written report was provided to the Company or oral advice was provided that PricewaterhouseCoopers concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

     PricewaterhouseCoopers was not requested to and did not perform an engagement under Statement on Auditing Standards No. 50 with respect to either consultation.

     Consultations with Independent Accountant -- Ernst & Young

     During the two most recent fiscal years and during the current fiscal year prior to their engagement as the Company's independent accountants, the Company consulted with Ernst & Young on various tax related matters which, the Company has been advised by Ernst & Young, did not involve matters that are the subject of Item 304(a)(2)(i) or (ii) of Regulation S-K.

     Appearance of Auditors

     The accounting firm of Ernst & Young served as the Company's independent public accounts for the fiscal year ended February 1, 2002, and in this capacity Ernst & Young conducted an audit of the

Company's books of account and other corporate records for 2001. Representatives of Ernst & Young will be present at the Annual Meeting. They will have the opportunity to m ake a statement if they desire, and are expected to be available to answer appropriate questions.

     Accounting Fees

     The following table sets forth amounts billed to the Company by Ernst & Young for the 2001 fiscal year relating to the audit of the financial statements included in the company's Annual Report on Form 10-K and the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q, and for other services rendered attributable to such year.


Services Provided                                 Fee Amount
-----------------                                 ----------
Audit Fees                                        $1,200,000
All Other Fees                                    $ 107,300
Total                                             $1,307,300

     The Audit Committee has considered whether the provision of certain non-audit services by Ernst & Young to the Company is compatible with maintaining the independence of Ernst & Young, and has concluded that the independence of Ernst & Young is not compromised by the provision of such services.


        IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

     In accordance with notices previously sent to many stockholders who hold their shares through a bank, broker or other holder of record (a "Street-Name Stockholder") and share a single address, only one Annual Report and proxy statement is being delivered to the address unless contrary instructions from any stockholder at the address were received. This practice, known as "householding," is intended to reduce the Company's printing and postage costs. However, any such Street-Name Stockholder residing at the same address who wishes to receive a separate copy of this proxy statement or the accompanying Annual Report may request a copy by contacting the bank, broker or other holder of record, or the Company by telephone at: (615) 855-4000, or by mail to: Dollar General Corporation, 100 Mission Ridge, Goodlettsville, Tennessee 37072,
Attention: Investor Relations. The voting instruction sent to a Street-Name Stockholder should provide information on how to request (1) householding of future Company materials or (2) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact the Company as indicated above.

     The Company's 2001 Annual Report, including consolidated financial statements, is being mailed to shareholders with this proxy statement. A copy of the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 2002 (the "2001 10-K"), is available without charge to any shareholder upon request. Written requests for the 2001 10-K should be directed to Ms. Pamela Carris in the Company's Investor Relations department at the address noted above.


                                  OTHER MATTERS

     The cost of soliciting proxies will be borne by the Company. In addition to this solicitation by mail, proxies may be solicited personally and by mail, telephone or telegraph, by officers, directors and regular employees of the Company, without extra compensation. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares and will be reimbursed for their expenses. Proxies may be voted by returning the printed proxy card, or by voting via telephone or Internet. For more information about how to vote your proxy, please see the instructions on your proxy card.

     The Board of Directors is not aware of any matter to be submitted for consideration at the Annual Meeting other than those set forth in the accompanying notice. If any other matter properly comes before the Annual Meeting for action, proxies will be voted on such matter in accordance with the best judgment of the persons named as proxies. Each shareholder has the unconditional right to revoke his or her proxy at any time prior to the voting thereof by giving the Secretary of the Company written notice of such revocation.


                                By Order of the Board of Directors,

                                /s/ James J. Hagan
                                ------------------
                                James J. Hagan
                                Executive Vice President, Chief
                                Financial Officer and Secretary

April 23, 2002




       Whether or not you expect to be physically present at the Annual Meeting, please vote your proxy as soon as possible. You may vote your proxy electronically or by phone according to the instructions on the enclosed card, or you may sign, date and return the enclosed printed proxy card in the enclosed business reply envelope. No postage is necessary if the proxy is mailed within the United States.

[GRAPHIC - LOGO - DOLLAR GENERAL CORPORATION]

DOLLAR GENERAL CORPORATION
100 MISSION RIDGE
GOODLETTSVILLE, TN 37072-2170

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Dollar General Corporation, c / o A D P, 51 Mercedes Way, Edgewood, NY 11717.




TO VOTE, MARK BLOCKS BELOW IN
BLUE OR BLACK INK AS FOLLOWS:      DOLLAR    KEEP THIS PORTION FOR YOUR RECORDS
--------------------------------------------------------------------------------
VALID ONLY WHEN SIGNED AND DATED.            DETACH AND RETURN THIS PORTION ONLY


              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Proposal 1 - Election of Directors

To elect twelve directors to serve until the next Annual Meeting and until their successors are elected and qualified:

01) David L. Bere             07) John B. Holland
02) Dennis C. Bottorff        08) Barbara M. Knuckles
03) Barbara L. Bowles         09) James D. Robbins
04) James L. Clayton          10) Cal Turner
05) Reginald D. Dickson       11) David M. Wilds
06) E. Gordon Gee             12) William S. Wire, II



For    Withold   For all    To withhold authority to vote, mark "For All Except"
All      All     Except     and write the nominee's number on the line below

[  ]    [  ]      [  ]
                            ----------------------------------------------------


Proposal 2 -Ratification of the appointment of Ernst & Young LLP as independent public accountants

                                                    For      Against    Abstain

                                                    [  ]      [  ]        [  ]




----------------------------------------       ------------------------------
Signature (PLEASE SIGN WITHIN BOX)  Date       Signature (JOINT OWNERS)  Date

You are cordially invited to attend the Annual Meeting of Shareholders (the "Annual Meeting") of Dollar General Corporation (the "Company"), to be held in the Goodlettsville City Hall Auditorium, 105 South Main Street, Goodlettsville, Tennessee on June 3, 2002 at 10:00 a.m. local time for the purposes stated on the reverse side.

Please present this admission ticket in order to gain admittance to the Annual Meeting. This ticket admits only the Share Owner(s) listed on the reverse side and is not transferable. If your shares of common stock are held by a broker, bank or other nominee in street name, you must bring a copy of the account statement reflecting your stock ownership as of the April 1, 2002, record date and check in at the registration desk at the meeting. Photo identification will also be required for admission.


                                          By order of the Board of Directors,


                                          /s/ James J. Hagan
                                          -------------------------
                                          James J. Hagan
                                          Executive Vice President,
                                          Chief Financial Officer and Secretary

Whether or not you expect to be physically present at the Annual Meeting, please vote your proxy as soon as possible. You may vote your proxy electronically or by phone according to the instructions on the enclosed card, or sign, date and return the enclosed printed proxy card in the enclosed business reply envelope. No postage is necessary if the proxy is mailed within the United States. You may revoke the proxy at any time before it is voted.



--------------------------------------------------------------------------------

                           DOLLAR GENERAL CORPORATION

                         ANNUAL MEETING OF SHAREHOLDERS

           This Proxy is Solicited on Behalf of the Board of Directors

The undersigned shareholder of Dollar General Corporation, a Tennessee corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, dated April 23, 2002, and hereby appoints Cal Turner and James J. Hagan, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of Dollar General Corporation to be held on June 3, 2002, at 10:00 a.m. local time, in the Goodlettsville City Hall Auditorium, located at 105 South Main Street, Goodlettsville, Tennessee and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side of this proxy card.


IMPORTANT - This Proxy is continued and must be signed and dated on the reverse side